Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

EON Resources Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.0001 par value per share	(1)	Other	13,407,500	$0.4190	$5,617,742.50	0.000087	$488.75
Fees Previously Paid	Equity	Class A Common Stock, $0.0001 par value per share	(2)	Other	17,498,800	$0.3230	$5,652,112.40		$865.34

Total Offering Amounts:							$11,269,854.90		1,354.09
Total Fees Previously Paid:									865.34
Total Fee Offsets:									0.00
Net Fee Due:									$488.75

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of EON Resources Inc. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

Represents the 13,407,500 shares of Class A Common Stock being added by Pre-Effective Amendment No. 1 to the registration statement, increasing the total number of shares of Class A Common Stock registered for resale by the selling securityholders from 17,498,800 shares to 30,906,300 shares. The 30,906,300 shares consist of (i) 3,966,300 shares of Class A Common Stock previously issued to FK Venture LLC, Howie Energy Holdings, LLC, Windspeaker Limited, IB Capital LLC, Pogo Royalty LLC and Saquish Head Capital Partners, LLC, (ii) up to 1,940,000 shares of Class A Common Stock issuable to White Lion Capital, LLC (“White Lion”) upon conversion of $300,000 of additional principal amount of convertible promissory notes under the Forbearance Agreement and Amendments to Note Purchase Agreements and Convertible Promissory Notes, dated August 14, 2026, (iii) up to 5,000,000 shares of Class A Common Stock issuable upon conversion of convertible promissory notes held by White Lion, and (iv) up to 20,000,000 shares of Class A Common Stock issuable to White Lion pursuant to the Common Stock Purchase Agreement, dated October 17, 2022, as amended.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Company’s Class A Common Stock as reported on the NYSE American on October 22, 2026, a date within five business days prior to the filing of this Amendment No.1 to Registration Statement on Form S-1 (File No. 333-289191). The fee for the newly registered shares is calculated at the fee rate of $87.00 per $1,000,000 in effect for fiscal year 2027, beginning October 1, 2026.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of EON Resources Inc. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

The Company previously paid a registration fee of $865.34 in connection with the initial filing of this registration statement on August 1, 2025, with respect to 17,498,800 shares of Class A Common Stock, calculated pursuant to Rule 457(c) based on the average of the high and low prices of the Class A Common Stock on July 25, 2025 ($0.3230 per share) at the then-applicable fee rate of $153.10 per $1,000,000.